UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 10, 2010

FS Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland	0-53424	26-1630040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania		19104-2867
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information included under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation.

On March 10, 2010, Broad Street Funding LLC (“Broad Street”), a special-purpose bankruptcy remote subsidiary of FS Investment Corporation (“FSIC”), entered into a $140,000,000 revolving credit facility (the “Facility”) with Deutsche Bank AG, New York Branch (“Deutsche Bank”). The Facility is backed by a pool of loans which have been, or which may from time to time be, contributed by FSIC to Broad Street. FSIC will act as the manager of the loans owned by Broad Street, and will retain a residual interest through its ownership of Broad Street in the loans contributed to Broad Street. The summary of the credit agreement establishing the Facility (the “Credit Agreement”) set forth in this Item 2.03 is qualified in its entirety by reference to the text of the Credit Agreement which is filed as Exhibit 10.1 and is incorporated by reference herein.

In connection with the Facility, Broad Street entered into the following agreements: (i) an Asset Contribution Agreement with FSIC, as the contributor, dated as of March 10, 2010 (the “Asset Contribution Agreement”), pursuant to which FSIC contributed loans with a market value of $99,304,382 to Broad Street, and pursuant to which FSIC may from time to time contribute additional loans to Broad Street; (ii) an Investment Management Agreement with FSIC, as manager, dated as of March 10, 2010 (the “Management Agreement”), pursuant to which FSIC will manage the assets of Broad Street; (iii) a Security Agreement with Deutsche Bank, dated as of March 10, 2010, pursuant to which Broad Street granted to Deutsche Bank a first priority security interest in substantially all of its assets; and (iv) a Custodial Agreement with Deutsche Bank Trust Company Americas (“DBTCA”), as custodian, dated as of March 10, 2010 (the “Custodial Agreement”), pursuant to which DBTCA will maintain and perform certain services with respect to the assets pledged by Broad Street to Deutsche Bank. The summary of the Asset Contribution Agreement, the Management Agreement and the Security Agreement as set forth in this Item 2.03 is qualified in its entirety by reference to the text of the agreements which are filed as Exhibits 10.2 through 10.4 and are incorporated by reference herein.

Pursuant to the terms of the Credit Agreement, and subject to certain conditions customary for transactions of this nature, Broad Street may borrow a maximum of $140,000,000. Subject to certain exceptions, pricing under the Facility is based on the London interbank offered rate (“LIBOR”) for an interest period equal to the weighted average LIBOR interest period of eligible loans owned by Broad Street, plus a spread of 2.50% per annum for the relevant period. Interest on the loans is payable quarterly in arrears. Broad Street plans to use the net proceeds of the Facility to make investments in new loans, pay fees and expenses incurred in connection with the Facility and make distributions to FSIC.

All amounts borrowed under the Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on March 10, 2012. Broad Street is required to pay certain fees in connection with the Facility, including a fee on the unused portion of the commitment under the Facility. Broad Street may prepay any borrowing at any time without premium or penalty, except that Broad Street may be liable for certain funding breakage fees if prepayments occur prior to expiration of the relevant interest period. Broad Street may also permanently reduce all or a portion of the commitment amount under the Facility upon payment of a commitment reduction fee.

Borrowings under the Facility will be subject to compliance with a borrowing base, pursuant to which the amount of funds that Deutsche Bank will advance to Broad Street varies depending upon the types of assets in Broad Street’s portfolio. The occurrence of certain events described as “Super-Collateralization Events” in the Credit Agreement, or a decline in the net asset value of FSIC below a specified threshold, results in a lowering of the amount of funds that Deutsche Bank will advance against such assets.

In connection with the Facility, Broad Street has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition to customary events of default included in financing transactions, the Facility contains the following events of default: (a) the failure to make principal payments when due or interest payments within three business days of when due, (b) borrowings under the Facility exceeding the applicable advance rates, (c) the purchase by Broad Street of certain ineligible assets, (d) the insolvency or bankruptcy of Broad Street or FSIC, (e) FSIC ceasing to act as investment manager of Broad Street’s assets, (f) the decline of FSIC’s net asset value below $50,000,000 and (g) fraud or other illicit acts of FSIC or FB Income Advisor, LLC or GSO / Blackstone Debt Fund Management LLC in their investment advisory capacities. During the continuation of an event of default, Broad Street must pay interest at a default rate.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit Agreement by and between Broad Street Funding LLC and Deutsch Bank AG, New York Branch, dated March 10, 2010.

10.2	Asset Contribution Agreement by and between FS Investment Corporation and Broad Street Funding LLC, dated March 10, 2010.

10.3	Investment Management Agreement by and between FS Investment Corporation and Broad Street Funding LLC, dated March 10, 2010.

10.4	Security Agreement by and between Broad Street Funding LLC and Deutsch Bank AG, New York Branch, dated March 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date: March 16, 2010	By:	/s/ MICHAEL C. FORMAN
Michael C. Forman President and Chief Executive Officer